Exhibit 99.3

Investor Relations Contact:
Mr. Andrew Haag, Managing Partner
IRTH Communications, LLC
Tel: +1-866-976-IRTH (4784)
E-mail: wemu@irthcommunications.com
Website: www.irthcommunications.com

Worldwide Energy & Manufacturing USA, Inc. Announces Board Resignations

SOUTH SAN FRANCISCO, Calif., June 9, 2011 – Worldwide Energy & Manufacturing USA, Inc. (Pinksheets: WEMU - News) ("Worldwide" or the "Company"), a rapidly growing supplier of photovoltaic (PV) solar modules under the ‘Amerisolar’ brand, today announced that Ms. Lauren Byrne and Ms. Jennifer Maliar have resigned from Worldwide’s Board of Directors, effective May 31, 2011, and June 6, 2011, respectively.

Jeff Watson, President and CEO of Worldwide Energy & Manufacturing USA, Inc., commented, “On behalf of the Company, I would like to thank Ms. Byrne and Ms. Maliar for their service during a strong period of growth and change for Worldwide. Both Ms. Byrne and Ms. Maliar have made significant contributions to our success. Their experience and insight have been invaluable and I wish them well in their future endeavors.”

About Worldwide Energy & Manufacturing USA, Inc.

Worldwide Energy & Manufacturing USA, Inc., headquartered in South San Francisco, California with manufacturing facilities in China, is a rapidly growing manufacturer of photovoltaic (PV) solar modules under the ‘Amerisolar’ brand. Founded in 1993, the Company sells its products primarily to clients in Europe, North America and Asia. The Company also operates several subsidiaries in the People’s Republic of China (PRC) that provide mechanical, electronic and fiber optic products manufacturing.  For more information about Worldwide Energy & Manufacturing USA, please visit its website at http://www.wwmusa.com.

Safe Harbor Statement

The information contained herein includes forward-looking statements. These statements relate to future events or to our future anticipated financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development and market conditions. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We do not intend to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.